Exhibit 10k

               SJLP INC. OFFICERS' INCENTIVE PLAN

     The Board of Directors (the "Board') of SJLP Inc. (the
"Company") establishes this Officers' Incentive Plan (the
"Plan"), to encourage and reward the performance of its officers.
The plan is effective January 1, 1998 (the "Effective Date").

1. PARTICIPANTS. Each officer of the Company will be a Participant in the Plan.

2. BONUS POOL. Each year the Company will establish a Bonus Pool to be shared among the Participants for that spear as determined by the Board of Directors as recommended by the Chief Executive Officer. The Company will make contributions to the Bonus Pool based upon the performance of the Company and its investments, as follows:

a. For each entity or other venture (an 'Investment") in which the Company acquires an interest during the prior year, the Company will contribute three (3) percent of the amount, if any, by which the actual earnings of the Investment for the twelve
(12) month period following the month of the Investment was acquired exceeds the projected earnings of the Investment for that period.

b. Each year, the Company will contribute ten (10) percent of the amount by which the Company's net income for the prior year exceeds the product of the Company's average common equity for that year multiplied by St. Joseph Light & Power Company's latest authorized return on equity for electric operations.

c. For each active investment of the Company (an "Active
Investment") sold during the year, the Company will contribute five (5) percent of any gain from the sale.

   Contributions will be made with respect to Investments acquired and Active Investments sold after the Effective Date. The Board will approve, in its sole discretion, the method by which (i) the actual and projected earnings of the Investment are determined for purposes of subsection a., (ii) the Company's net income and average common equity are determined for purposes of subsection b., and (iii) any gain will be computed for purposes of subsection c., and will determine whether or not an investment is an Active Investment. Contributions to the Plan will be made by bookkeeping entry only. No amounts will be held in trust or otherwise set aside under the Plan for the benefit of Participants. Amounts due under the Plan will be paid in cash from the Company's general assets.

3. DISTRIBUTIONS. The total contributions to the Bonus Pool for each year's performance will be distributed among the Participants for that year as determined by the Board of Directors after consideration of the President's recommendation. The distribution will be made by March 31 of the following year. The Board, by written resolution, may establish rules concerning pro rata distributions to Participants who are not officers during an entire year, and may require a Participant to be an officer for a minimum period during the year to be eligible for any distribution for that year.

4. CHANGE OF CONTROL. In the event of a Change of Control (defined below) of the parent, St. Joseph Light & Power Company, or the sale of 20% or more of the common stock of SJLP Inc. ("Sale of SJLP Inc."), the Bonus Pool shall be fully vested and distributions made as soon as practicable but in no event later than 90 days after the Change of Control or Sale of SJLP Inc. No prorations shall apply. The Bonus Pool shall be distributed to the Participants as follows: 40% for the President, 30% for the Vice President-Finance and Assistant Secretary; 30% for the General Counsel & Secretary. In regard to 2.c. above, a valuation of each Investment shall be made using generally accepted valuation methodologies which are chosen and calculated in the light most favorable to the Participants. A sale of each Investment shall then be assumed as of the date of the Change of Control or Sale of SJLP Inc. and a contribution made in accordance with the provisions of 2.c. above. Change of Control shall be defined as in 6.8 (b) of the St. Joseph Light & Power Company 1998 Long-Term Incentive Plan adopted by the shareholders at the May 20, 1998 Annual Meeting of Shareholders.

5. PLAN ADMINISTRATION, INTERPRETATION AND AMENDMENT. The Board has complete authority to administer and interpret the Plan. Its interpretations shall be binding on the Company and on Participants. The Board has authority to amend the Plan from time to time or to terminate the Plan at any time. No amendment or termination will eliminate or reduce contributions that previously have been made to the Bonus Pool.